Pricing Supplement dated February 3, 2000                        Rule 424(b)(3)
(To Prospectus dated January 8, 1998 and                     File No. 333-42049
 Prospectus Supplement dated August 4, 1999)



                       COLONIAL REALTY LIMITED PARTNERSHIP
                         Medium-Term Notes - Fixed Rate

                              CUSIP No. 195896 AH 8

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Aggregate Principal Amount:  $25,000,000                  Interest Rate:  8.82%

Agents Discount or Commission:  .50%               Stated Maturity Date: 2/7/05

Net Proceeds to Issuer $24,875,000                  Original Issue Date: 2/7/00


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Interest Payment Dates: June 15 and December 15, commencing on June 15, 2000

Redemption:

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|X|  The Notes cannot be redeemed prior to the Stated Maturity Date.
|_|  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
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     Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the principal amount

Optional Repayment:
|X|  The Notes cannot be repaid prior to the Stated Maturity Date
|_| The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Dates:
     Repayment Price:  _____%

Currency:
     Specified Currency: U.S. Dollars
         (If other than U.S. dollars, see attached)
     Minimum Denominations: $1,000
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  |_|  Yes    |X|  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:     |X|  Book-Entry  |_|  Certificated

Principal Amount offered to or through each agent,

$25,000,000       Merrill Lynch & Co., acting as |X| agent |_| principal

If as principal:

     |_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale

     |_| The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: